Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of LSB Financial Corp. of our report dated March 12, 2007 on our audit of the consolidated financial statements of the Company as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, which report is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed pursuant to the Securities Exchange Act of 1934.

/s/ BKD, LLP

BKD, LLP
Indianapolis, Indiana
May 29, 2007